Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF CANO HEALTH

Unless otherwise indicated or the context otherwise requires, references in this section to “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Form 8-K, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services, while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve, while reducing healthcare costs.

In 2016, we entered into a relationship with InTandem Capital Partners to provide financial support and guidance to fund platform investments and accelerate our growth. We have subsequently expanded our services from 2 markets in 2017 to 15 markets as of March 31, 2021, while growing membership from 13,685 members in 2017 to approximately 117,000 members as of March 31, 2021. See “ — Key Performance Metrics” for how we define our members and medical centers. Today, we are one of the largest and most sophisticated independent primary care platforms in the U.S., but still maintain significant growth runway. We have sought to address the fundamental problems with traditional healthcare payment models by leveraging our technology solutions and proven business model to align incentives among patients, payers and providers:

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Patients: Our members are offered services in modern, clean, contemporary medical centers, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.

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Providers: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations, referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. Furthermore, we offer above-average pay and no hospital call requirements. In addition, our physicians are eligible to receive a bonus based upon patient results, including reductions in patient emergency room visits and hospital admissions, among other metrics.

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Payers: Payers want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings increases the premiums paid by the Centers for Medicare & Medicaid Services, or CMS, to health plans, our quality primary-care-driven membership growth, and our scaled, highly professional value-based provider group can deliver quality care.

CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care. Our platform provides the healthcare providers at our medical centers with a 360-degree view of their members along with actionable insights to empower better care decisions and drive high member engagement. We leverage our technology to risk-stratify members and apply a highly personalized approach to primary care, chronic care, preventive care and members’ broader healthcare needs. We believe our model is well-positioned to capitalize on the large and growing opportunity being driven by the marketplace’s shift to value-based care, demographic tailwinds in the market and the increased focus on improving health outcomes, care quality and the patient experience.

We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services, or CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate relationships. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payers and patients alike — the more we improve health outcomes, the more profitable we will be over time.

Our capitated revenue is generally a function of the pre-negotiated percentage of the premium that the health plan receives from CMS as well as our ability to accurately and appropriately document member acuity and achieve quality metrics. Under this capitated contract structure, we are responsible for all members’ medical costs inside and outside of our medical centers. Keeping members healthy is our primary objective. When they need medical care, delivery of the right care in the right setting can greatly impact outcomes. Through members’ engagement with our entire suite of services, including high-frequency primary care and access to ancillary services like our wellness programs, Cano Life and Cano@Home, we aim to reduce the number of occasions that members need to seek specialty care in higher-cost environments. When care outside of our medical centers is needed, our primary care physicians control referrals to specialists and other third-party care, which are typically paid by us on a fee-for-service basis. This allows us to proactively manage members’ health within our medical centers first, prior to resorting to more costly care settings.

As of March 31, 2021, we employed approximately 237 providers (physicians, nurse practitioners, physician assistants) across our 72 owned medical centers, maintained relationships with over 500 affiliate providers and had 432 clinical support employees focused on supporting physicians in enabling patient care and experience. For the three months ended March 31, 2020 and 2021, our total revenue was $135.3 million and $280.1 million, respectively, representing a period-over-period growth rate of 107%. Our net loss increased from $2.2 million for the three months ended March 31, 2020 to $10.5 million for the three months ended March 31, 2021.

Key Factors Affecting Our Performance

Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

Build Long-Term Relationships with our Existing Members

We focus on member satisfaction in order to build long-term relationships. Our members enjoy highly personalized value-based care and their visits to our medical centers cover primary care and ancillary programs such as pharmacy and dental services, in addition to wellness and social services, which lead to healthier and happier members. By integrating member engagement and the Cano Life wellness program within the CanoPanorama platform, we also help foster long-term relationships with members. Resulting word-of-mouth referrals contribute to our high organic growth rates. Patient satisfaction can also be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. Our member NPS score of 70 speaks to our ability to consistently deliver high-quality care with superior member satisfaction.

Add New Members in Existing Centers

Our ability to add new members organically is a key driver of our growth. We have a large embedded growth opportunity within our existing medical center base. As of December 31, 2020, our existing medical centers in South Florida operated at approximately 50% of capacity, providing us with the ability to significantly increase our membership without the need for significant capital expenditures. In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, opening de novo centers or acquiring centers that are a more convenient “medical home” for our members. We also believe that even after COVID-19 subsides, we will continue to conduct some visits by telemedicine based on member preference and clinical need, which in turn could increase the average capacity of our medical centers. Additionally, as we add members to our existing medical centers, we expect these members to contribute significant incremental economics as we leverage our fixed cost base at each medical center.

Our payer partners also direct members to our medical centers by either assigning patients who have not yet selected a primary care provider or through insurance agents who inform their clients about our services. We believe this often results in the patient selecting us as their primary care provider when they select a Medicare Advantage plan. Due to our care delivery model’s patient-centric focus, we have been able to consistently help payers manage their costs while raising the quality of their plans, affording them quality bonuses that increase their revenue. We believe that we represent an attractive opportunity for payers to meaningfully improve their overall membership growth in a given market without assuming any financial downside.

Expand our Medical Center Base within Existing and New Markets

We have successfully entered 12 new markets since 2017 and as of March 31, 2021 are operating in 15 markets in Florida, Texas, Nevada and Puerto Rico. When entering a new market, we tailor our entry strategy to the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors including (i) Medicare population density, (ii) underserved demographics, (iii) existing payer relationships, (iv) patient acuity and (v) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and work to enhance brand development pre-entry. Our flexible medical center design allows us to adjust to local market needs by building medical centers that range from approximately 7,000 to 20,000 square feet that may include ancillary services such as pharmacies and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether it makes most sense to buy existing medical centers, build de novo medical centers or to help manage members’ health care via affiliate relationships. This highly flexible model enables us to choose the right solution for each market.

When building or buying a medical center is the right solution, we own the medical facility and the physicians are our employees. In our medical centers, we receive per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated percentage of the premium that the health plan receives from CMS. Although there is an upfront cost of development, historically approximately $0.6 to $1.5 million per medical center, the owned medical center model provides the best opportunity to drive improved health outcomes and allows us to practice full value-based care.

Alternatively, our affiliate relationships allow us to partner with independent physicians and group practices that we do not own and to provide them access to components of our population health management platform. As of March 31, 2021, we provided services to over 500 providers. As in the case of our owned medical centers, we receive per member per month capitated revenue and a pre-negotiated percentage of the premium that the health plan receives from CMS. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. This approach is extremely capital efficient as the costs of managing affiliates are minimal. Further, the affiliate model is an important growth avenue as it serves as a feeder into our acquisition pipeline, enabling us to evaluate and target affiliated practices for acquisition based on our operational experience with them.

Contracts with Payers

Our economic model relies on our capitated partnerships with payers which manage Medicare members across the United States. We have established ourselves as a top quality provider across multiple Medicare and Medicaid health plans, including Humana, Anthem and UnitedHealthcare (or their respective affiliates). Our relationships with our payer partners go back as many as ten years and are generally evergreen in nature. We are viewed as a critical distributer of effective healthcare with market-leading clinical outcomes (led by primary care), and as such we believe our payer relationships will continue to be long-lasting and enduring. These plans and others are seeking further opportunities to expand their relationship with us beyond our current markets. Having payer relationships in place reduces the risk of entering into new markets. Maintaining, supporting and growing these relationships, particularly as we enter new geographies, is critical to our long-term success. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We believe this alignment of interests and our highly effective care model will ensure continued success with our payer partners.

Effectively Manage the Cost of Care for Our Members

The capitated nature of our contracting with payers requires us to invest in maintaining our members’ health while prudently managing the medical costs of our members. Third-party medical costs and direct patient expense are our largest expense categories, representing 80.1% of our total operating expenses for year ended December 31, 2020. Our care model focuses on maintaining health and leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, as evidenced by lower mortality rates (2.36% mortality rate for the twelve months ended December 31, 2020, as compared to the Medicare fee-for-service benchmark of 4.3%, which represents a 45% improvement), fewer hospital stays (160 hospital admissions per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 370, which represents a 57% improvement) and fewer emergency room visits (445 emergency room visits per thousand members for the twelve months ended December 31, 2020, as compared to the Medicare benchmark of 1,091, which represents a 59% improvement). Our members, however, retain the freedom to seek care at emergency rooms or hospitals without the need for referrals; we do not restrict their access to care. Therefore, we are liable for potentially large medical claims should we not effectively manage our members’ health. To mitigate this exposure, we utilize stop-loss insurance for our members, protecting us from medical claims per episode in excess of certain levels.

Significant Acquisitions

We supplement our organic growth through our highly accretive acquisition strategy. We have a successful acquisition and integration track record. We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets.

The acquisitions have all been accounted for in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. See Note 3 “Business Acquisitions” and Note 17 “Subsequent Events” in the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The most significant of these acquisitions impacting the comparability of our operating results were:

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Belen. On September 3, 2019, we acquired Belen Medical Centers, LLC and related entities, or Belen, for total consideration of $110.0 million consisting of $63.1 in cash, $7.0 million of the Company’s Class A-4 Units and $39.9 million in deferred payments. Belen is comprised of three primary care centers serving populations in the Miami-Dade and southern Broward areas of Florida.

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Primary Care Physicians. On January 2, 2020, we acquired Primary Care Physicians and related entities, or PCP, for total consideration of $60.2 million, consisting of $53.6 million in cash, $4.0 million of Class A-4 Units and $2.6 million in other closing payments. PCP is comprised of eleven primary care centers and a managed services organization serving populations in the Broward County region of South Florida.

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Healthy Partners. On June 1, 2020 we acquired HP Enterprises II, LLC and related entities, or Healthy Partners, for total consideration of $195.4 million, consisting of $149.3 million in cash, $30.0 million of Class A-4 Units and $16.1 million in deferred payments. Healthy Partners is comprised of sixteen primary care centers and a management services organization serving populations across Florida, including the Miami-Dade, Broward, Palm Beach, Treasure Coast and Central Florida areas.

Member Acuity and Quality Metrics

Medicare pays capitation using a risk adjusted model, which compensates payers based on the health status, or acuity, of each individual member. Payers with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payers. Our capitated revenues are recognized based on projected member acuity and quality metrics and are subsequently adjusted to reflect actual member acuity and quality metrics. Our ability to accurately project and recognize member acuity and quality metric adjustments are affected by many factors. For instance, Medicare requires that a member’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a member. As part of the Coronavirus Aid, Relief and Economic Security Act, Medicare is allowing documentation for conditions identified during video visits with members. However, given the disruption caused by COVID-19, it is unclear whether we will be able to document the health conditions and quality metrics of our members as comprehensively as we did in prior years, which may adversely impact our capitated revenue. Similarly, our ability to accurately project member acuity and quality metrics may be more limited in the case of medical centers operating in new markets or which were recently acquired.

Seasonality to Our Business

Our operational and financial results experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:

Medical Costs

Medical costs vary seasonally depending on a number of factors. Typically, we experience higher utilization levels during the first quarter of the year. Medical costs also depend upon the number of business days in a period. Shorter periods will have lesser medical costs due to fewer business days. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another. Additionally, we accrue stop loss reimbursements from September through December which can result in reduced medical expenses during the fourth quarter due to recoveries.

Organic Member Growth

We experience the largest portion of our organic member growth during the first quarter, when plan enrollment selections made during the prior Annual Enrollment Period, or AEP, from October 15 through December 7 of the prior year take effect. We also add members throughout the year, including during Special Enrollment Periods when certain eligible individuals can enroll in Medicare Advantage midyear.

Per-Member Capitated Revenue

We experience some seasonality with respect to our per-member revenue, which generally declines over the course of the year. In January of each year, CMS revises the risk adjustment factor for each member based upon health conditions documented in the prior year, leading to an overall change in per-member premium. As the year progresses, our per-member revenue declines as new members join us, typically with less complete or accurate documentation (and therefore lower risk adjustment scores).

Key Performance Metrics

In addition to our GAAP and non-GAAP financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

	March 31, 2020	March 31, 2021
Members	61,348	116,895
Medical Centers	45	72

Members

Members represent those patients for whom we receive a fixed per member per month fee under capitation arrangements as of the end of a particular period.

Medical Centers

We define our medical centers as those primary care medical centers open for business and attending to members at the end of a particular period in which we own the medical operations and the physicians are our employees.

Impact of COVID-19

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. Many such restrictions remain in place, and some state and local governments are re-imposing certain restrictions due to the increasing rates of COVID-19 cases. The virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our patients.

In response to COVID-19, we remained open and augmented our Cano at Home program, 24/7 urgency line and pharmacy home delivery to enable members to access needed care and support in the home. We successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our patients, staff and community. Our centers remained open for urgent visits and necessary procedures. As COVID-19 cases grew nationally, we took immediate action and deployed a specific COVID-19 focused module under CanoPanorama that allowed our staff to screen patients for COVID-19 and related complications, as well as refer them to a specialized team that is dedicated to helping COVID-19 patients. The pandemic did not have a material impact on our results of operations, cash flows and financial position as of, and for the three months ended, March 31, 2021. This is primarily attributable to the relatively fixed nature of our capitated revenue arrangements. Over 95% of our total gross revenues are recurring, consisting of fixed monthly per-member-per-month capitation payments we receive from healthcare providers. Additionally, during this time, we completed and integrated several acquisitions and expanded to new locations which had a positive impact on our revenues. Due to our recurring contracted revenue model, we experienced minimal impact to our revenue during 2020 and the first three months of 2021.

We experienced both cost increases and cost savings due to COVID-19. Increases in operating expenses were primarily attributable to higher-than-budgeted payroll expenses, pharmacy prescription expenses, provider payments, rent, and marketing expenses. Deeply committed to our employees, we made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. These higher costs were partially offset by lower referral fees, vehicle expenses, IT costs, professional fees, office and facility (ER) costs, and travel costs. We experienced a decrease in utilization of services during March through June of 2020. Medical centers were open for emergency visits, but we also expanded our at-home care services, resulting in lower emergency transportation costs, and facility service costs (including costs related to various wellness and activity services offered at clinics). Even as utilization increased month to month through the second half of 2020 and first quarter of 2021, we expect certain costs savings to remain permanent as some members continue to take advantage of telemedicine and Cano@Home care services.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, we cannot estimate the length or severity of the impact of the pandemic on our business. Additionally, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods. We will continue to closely evaluate and monitor the nature and extent of these potential impacts to our business, results of operations and liquidity. However, based on our experience, we expect the overall negative impact from COVID-19 on our business will be immaterial. In addition, we expect to offer more telemedicine and mobile solutions which will create additional touchpoints to timely capture member medical data which in turn provides actionable insights to empower better care decisions via our CanoPanorama system.

For additional information on the various risks posed by the COVID-19 pandemic, please see the section entitled “Risk Factors” included in this Form 8-K.

Key Components of Results of Operations

Revenue

Capitated revenue. Our capitated revenue is derived from fees for medical services provided at our medical centers or affiliated practices under capitation arrangements made directly with various health plans. Fees consist of a per-member-per-month (“PMPM”) amount paid on an interim basis for the delivery of healthcare services and our rates are determined as a percent of the premium the health plans receive from the CMS for our at-risk members. Those premiums are based upon the cost of care in a local market and the average utilization of services by the members enrolled. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Groups with higher acuity patients receive more, and those with lower acuity patients receive less. Under the risk adjustment model, capitated premium is paid based on the acuity of members enrolled for the preceding year and subsequently adjusted once current year data is compiled. Our accrued revenue reflects the current period acuity of members. The amount of capitated revenue may be affected by certain factors outlined in the agreements with the health plans, such as administrative fees paid to the health plans and risk adjustments to premiums.

Generally, we enter into three types of capitation arrangements; non-risk arrangements, limited risk arrangements, and full risk arrangements. Under our non-risk arrangements, we receive monthly capitated payments without regard to the actual amount of services provided. Under our limited risk arrangements, we assume partial financial risk for covered members. Under our full risk arrangements, we assume full financial risk for covered members.

Fee-for-service and other revenue. We generate fee-for-service revenue from providing primary care services to patients in our medical centers when we bill the member or their insurance plan on a fee-for-service basis as medical services are rendered. While substantially all of our patients are members, we occasionally also provide care to non-members. Fee-for-service amounts are recorded based on agreed upon fee schedules determined within each contract.

Other revenue consists of sales from our pharmacies. We contract with an administrative services organization to collect and remit payments on our behalf from the sale of prescriptions and medications. We have pharmacies at some of our medical centers, where customers may fill prescriptions and retrieve their medications. Patients also have the option to fill their prescriptions with a third-party pharmacy of their choosing.

Operating Expenses

Third-party medical costs. Third-party medical costs primarily consist of all medical expenses paid by the health plans (contractually on behalf of Cano) including costs for inpatient and hospital care, specialists, and certain pharmacy purchases associated with the resale of third-party medicines. Provider costs are accrued based on date of service to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Liabilities for IBNR are estimated using standard actuarial methodologies including our accumulated statistical data, adjusted for current experience. These estimates are continually reviewed and updated and we retain the services of an independent actuary to review IBNR on an annual basis. We expect our third-party medical costs to increase given the healthcare spending trends within the Medicare population and the increasing disease burden of our patients as they age which is also consistent with what we indirectly receive (through capitated revenue) from CMS.

Direct patient expense. Direct patient expense primarily consists of costs incurred in the treatment of our patients, at our medical centers and affiliated practices, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, and drug costs for pharmacy sales.

Selling, general and administrative expense. Selling, general and administrative expenses include employee-related expenses, including salaries and benefits, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and corporate development departments. In addition, selling, general and administrative expenses include all corporate technology and occupancy costs. We expect our selling, general and administrative expenses to increase over time following the closing of the business combination due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. However, we anticipate these expenses to decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses. For purposes of determining center-level economics, we allocate a portion of our selling, general and administrative expenses to our medical centers and affiliated practices. The relative allocation of these expenses to each center depends upon a number of metrics, including (i) the number of centers open during a given period of time; (ii) the number of clinicians at each center at a given period of time; or (iii) if determinable, the center where the expense was incurred.

Depreciation and amortization expense. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.

Transaction costs and other. Transaction costs and other primarily consist of deal costs, including due diligence, integration, legal, internal staff, and other professional fees, incurred from acquisition activity and bonuses due to sellers.

Fair value adjustment—contingent consideration. Fair value adjustment—contingent consideration consists primarily of changes to contingent consideration due to sellers in connection with our acquisitions. Contingent consideration is revalued at each reporting period.

Management fees. Management fees consist of fees for financial and management consulting services from our advisory services agreement.

Other Expenses

Interest expense. Interest expense primarily consists of interest incurred on our outstanding borrowings under our notes payable related to our equipment loans and credit facility. See “Liquidity and Capital Resources”. Costs incurred to obtain debt financing are amortized and shown as a component of interest expense.

Interest income. Interest income consists of interest earned through a loan agreement with an affiliated company.

Loss on extinguishment of debt. Loss on extinguishment of debt primarily consists of legal and prepayment fees, unamortized debt issuance costs, and a gain on the derecognition of an embedded derivative related to certain term loans in connection with our debt refinancing arrangement.

Fair value adjustment—embedded derivative. Fair value adjustment—embedded derivative consists primarily of changes to an embedded derivative identified in our debt agreement. The embedded derivative is revalued at each reporting period.

Other expenses. Other expenses consist of legal settlement fees.

Results of Operations

The following table sets forth our consolidated statements of operations data for the periods indicated:

	Years Ended December 31,		Three Months Ended March 31,
($ in thousands)	2020	2019	2021	2020
Revenue:
Capitated revenue	$794,164	$343,903	$267,051	$127,716
Fee-for-service and other revenue	35,203	20,483	13,084	7,582

Total revenue	829,367	364,386	280,135	135,298

Operating expenses:
Third-party medical costs	564,987	241,089	195,046	85,313
Direct patient expense	102,284	43,020	34,287	17,779
Selling, general, and administrative expenses	103,962	59,148	34,848	20,984
Depreciation and amortization expense	18,499	6,822	5,846	3,384
Transaction costs and other	42,604	17,156	8,516	6,238
Fair value adjustment—contingent consideration	65	2,845	285	—
Management fees	916	427	438	214

Total operating expenses	833,317	370,507	279,266	133,912

(Loss) income from operations	(3,950)	(6,121)	869	1,386
Interest expense	(34,002)	(10,163)	(10,626)	(3,665)
Interest income	320	319	1	79
Loss on extinguishment of debt	(23,277)	—	—	—
Fair value adjustment—embedded derivative	(12,764)	—	—	—
Other expenses	(450)	(250)	—	—

Total other expense	(70,173)	(10,094)	(10,625)	(3,586)

Net loss before income tax benefit (expense)	(74,123)	(16,215)	(9,756)	(2,200)
Income tax benefit (expense)	(651)	—	(714)	12

Net loss	(74,774)	(16,215)	(10,470)	(2,188)
Net loss attributable to non-controlling interests	—	(93)	—	(4)

Net loss attributable to PCIH	$(74,774)	$(16,122)	$(10,470)	$(2,184)

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenues for the periods indicated:

	Years Ended December 31,		Three Months Ended March 31,
(% of revenue)	2020	2019	2021	2020
Revenue:
Capitated revenue	95.7%	94.4%	95.3%	94.4%
Fee-for-service and other revenue	4.3%	5.6%	4.7%	5.6%

Total revenue	100.0%	100.0%	100.0%	100.0%

Operating expenses:
Third-party medical costs	68.1%	66.2%	69.6%	63.1%
Direct patient expense	12.3%	11.8%	12.2%	13.1%
Selling, general, and administrative expenses	12.5%	16.2%	12.4%	15.5%
Depreciation and amortization expense	2.2%	1.9%	2.1%	2.5%
Transaction costs and other	5.1%	4.7%	3.0%	4.6%
Fair value adjustment—contingent consideration	0.0%	0.8%	0.1%	0.0%
Management fees	0.1%	0.1%	0.2%	0.2%

Total operating expenses	100.3%	101.7%	99.6%	99.0%

(Loss) income from operations	(0.3)%	(1.7)%	0.4%	1.0%
Interest expense	(4.1)%	(2.8)%	(3.8)%	(2.7)%
Interest income	0.0%	0.1%	0.0%	0.1%
Loss on extinguishment of debt	(2.8)%	0.0%	0.0%	0.0%
Fair value adjustment—embedded derivative	(1.5)%	0.0%	0.0%	0.0%
Other expenses	(0.1)%	(0.1)%	0.0%	0.0%

Total other expense	(8.5)%	(2.8)%	(3.8)%	(2.6)%

Net loss before income tax benefit (expense)	(8.8)%	(4.5)%	(3.4)%	(1.6)%
Income tax benefit (expense)	(0.1)%	0.0%	(0.3)%	0.0%

Net loss	(8.9)%	(4.5)%	(3.7)%	(1.6)%
Net loss attributable to non-controlling interests	0.0%	0.0%	0.0%	0.0%

Net loss attributable to PCIH	(8.9)%	(4.5)%	(3.7)%	(1.6)%

The Company’s revenue from its revenue streams described in the preceding paragraphs for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
	2021		2020
(in thousands)	Revenue $	Revenue %	Revenue $	Revenue %
Capitated revenue:
Medicare	$225,872	80.6%	$106,010	78.4%
Other capitated revenue	41,179	14.7%	21,706	16.0%

Total capitated revenue	267,051	95.3%	127,716	94.4%

Fee-for-service and other revenue:
Fee-for-service	4,548	1.6%	1,765	1.3%
Pharmacy	7,306	2.6%	5,336	3.9%
Other	1,230	0.5%	481	0.4%

Total fee-for-service and other revenue	13,084	4.7%	7,582	5.6%

Total revenue	$280,135	100.0%	$135,298	100.0%

The following table sets forth the Company’s member and member month figures as of and for the three months ended March 31, 2021 and 2020:

	As of March 31,
	2021		2020
Members:
Medicare	75,488	65.0%	38,674	63.0%
Other	41,407	35.0%	22,674	37.0%

Total members	116,895	100.0%	61,348	100.0%

	Three Months Ended March 31,
	2021		2020
Member months:
Medicare	224,830	65.0%	114,761	63.0%
Other	118,945	35.0%	67,450	37.0%

Total member months	343,775	100.0%	182,211	100.0%

Revenue per member per month:
Medicare	$1,005		$924
Other	$346		$322
Total	$777		$701
Owned medical centers	72		45

Comparison of the Three Months Ended March 31, 2021 and March 31, 2020

Revenue

	Three Months Ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Revenue:
Capitated revenue	$267,051	$127,716	$139,335	109.1%
Fee-for-service and other revenue	13,084	7,582	5,502	72.6%

Total revenue	$280,135	$135,298	$144,837

Capitated revenue. Capitated revenue was $267.1 million for the three months ended March 31, 2021, an increase of $139.4 million, or 109.1%, compared to $127.7 million for the three months ended March 31, 2020. The increase was driven by a 91% increase in the total number of members served and a 11% increase in total revenue per member per month. Additionally, the increase was attributable to our acquisition of Healthy Partners in the second quarter of 2020 which resulted in the addition of new members and new markets in Florida.

Fee-for-service and other revenue. Fee-for-service and other revenue was $13.1 million for the three months ended March 31, 2021, an increase of $5.5 million, or 72.6%, compared to $7.6 million for the three months ended March 31, 2020. The increase in fee-for-service revenue was attributable primarily to an increase in members served across existing centers. March 2020 was the first month we experienced a decrease in utilization of services due to the impact of COVID-19, which contributed to lower fee-for service revenue in that period. The increase in pharmacy revenue was driven by organic growth as we continued to increase the number of members served in our established pharmacies.

Operating Expenses

	Three Months Ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Operating expenses:
Third-party medical costs	$195,046	$85,313	$109,733	128.6%
Direct patient expense	34,287	17,779	16,508	92.9%
Selling, general, and administrative expenses	34,848	20,984	13,864	66.1%
Depreciation and amortization expense	5,846	3,384	2,462	72.8%
Transaction costs and other	8,516	6,238	2,278	36.5%
Fair value adjustment—contingent consideration	285	—	285	—%
Management fees	438	214	224	104.7%

Total operating expenses	$279,266	$133,912	$145,354

Third-party medical costs. Third-party medical costs were $195.0 million for the three months ended March 31, 2021, an increase of $109.7 million, or 128.6%, compared to $85.3 million for the three months ended March 31, 2020. The increase was consistent with our revenue growth and primarily driven by a 91% increase in total members. Our acquisition of Healthy Partners in the second quarter of 2020 also contributed to the addition of new members across additional counties in Florida.

Direct patient expense. Direct patient expense was $34.3 million for the three months ended March 31, 2021, an increase of $16.5 million, or 92.9%, compared to $17.8 million for the three months ended March 31, 2020. The increase was driven by increases in payroll and benefits of $5.6 million, pharmacy drugs of $1.2 million, medical supplies of $0.8 million and provider payments of $8.9 million.

Selling, general and administrative expense. Selling, general and administrative expense was $34.8 million for the three months ended March 31, 2021, an increase of $13.8 million, or 66.1%, compared to $21.0 million for the three months ended March 31, 2020. The increase was driven by higher salaries and benefits of $7.0 million, occupancy costs of $2.5 million, marketing expenses of $1.2 million, legal and professional services of $1.2 million, and other costs of $1.9 million. These increases were incurred to support the continued growth of our business and expansion into other states.

Depreciation and amortization expense. Depreciation and amortization expense was $5.8 million for the three months ended March 31, 2021, an increase of $2.4 million, or 72.8%, compared to $3.4 million for the three months ended March 31, 2020. The increase was driven by purchases of new property and equipment to support the growth of our business during the period as well as the addition of several new brand names, non-compete agreements, and payor relationships from our 2020 acquisitions.

Transaction costs and other. Transaction costs and other were $8.5 million for the three months ended March 31, 2021, an increase of $2.3 million, or 36.5%, compared to $6.2 million for the three months ended March 31, 2020. The increase was due to higher integration, legal, internal staff, and other professional fees incurred in connection with the Closing of the Business Combination.

Fair value adjustment—contingent consideration. Fair value adjustment—contingent consideration was $0.3 million for the three months ended March 31, 2021. For the three months ended March 31, 2020, there was no such adjustment. The increase was due to a change in the fair value of contingent consideration due to sellers in connection with our acquisitions.

Management fees. Management fees were $0.4 million for the three months ended March 31, 2021, an increase of $0.2 million, or 104.7%, compared to $0.2 million for the three months ended March 31, 2020. The increase was due to higher fees for financial and management consulting services.

Other Expenses

	Three Months Ended March 31,
($ in thousands)	2021	2020	$ Change	% Change
Interest expense	$(10,626)	$(3,665)	$(6,961)	189.9%

Interest expense. Interest expense was $10.6 million for the three months ended March 31, 2021, an increase of $6.9 million, or 189.9%, compared to $3.7 million for the three months ended March 31, 2020. The increase was primarily driven by interest incurred on our higher outstanding borrowings under our credit facility to fund our acquisitions.

Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Revenue:
Capitated revenue	$794,164	$343,903	$450,261	130.9%
Fee-for-service and other revenue	35,203	20,483	14,720	71.9%

Total revenue	$829,367	$364,386	$464,981

Capitated revenue. Capitated revenue was $794.2 million for the year ended December 31, 2020, an increase of $450.3 million, or 130.9%, compared to $343.9 million for the year ended December 31, 2019. The increase was driven by organic growth as we continued to increase the number of members served in our existing centers and expanded into the Nevada and Texas markets. Additionally, the increase was attributable to our acquisitions of Healthy Partners and Primary Care Physicians which resulted in the addition of new members across additional counties in Florida.

Fee-for-service and other revenue. Fee-for-service and other revenue was $35.2 million for the year ended December 31, 2020, an increase of $14.7 million, or 71.9%, compared to $20.5 million for the year ended December 31, 2019. The increase in fee-for-service revenue was attributable primarily to our acquisition of Primary Care Physicians in the first quarter of 2020 and an increase in patients served across existing centers. The increase in pharmacy revenue was driven by the opening of two new pharmacies during the first quarter of 2020 and organic growth as we continued to increase the number of members served in our established pharmacies. We expect to continue making investments in our pharmacy business as this is a key component of the services we provide to our patients and plan to open new facilities in other states.

Operating Expenses

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Operating expenses:
Third-party medical costs	$564,987	$241,089	$323,898	134.3%
Direct patient expense	102,284	43,020	59,264	137.8%
Selling, general, and administrative expenses	103,962	59,148	44,814	75.8%
Depreciation and amortization expense	18,499	6,822	11,677	171.2%
Transaction costs and other	42,604	17,156	25,448	148.3%
Fair value adjustment—contingent consideration	65	2,845	(2,780)	(97.7)%
Management fees	916	427	489	114.5%

Total operating expenses	$833,317	$370,507	$462,810

Third-party medical costs. Third-party medical costs were $565.0 million for the year ended December 31, 2020, an increase of $323.9 million, or 134.3%, compared to $241.1 million for the year ended December 31, 2019. The increase was consistent with our revenue growth and primarily driven by a 155% increase in total members.

Direct patient expense. Direct patient expense was $102.3 million for the year ended December 31, 2020, an increase of $59.3 million, or 137.8%, compared to $43.0 million for the year ended December 31, 2019. The increase was consistent with our organic growth during the period and driven by increases in payroll and benefits of $25.5 million, pharmacy drugs of $9.7 million, medical supplies of $2.3 million and provider payments of $21.8 million.

Selling, general and administrative expense. Selling, general and administrative expense was $104.0 million for the year ended December 31, 2020, an increase of $44.8 million, or 75.8%, compared to $59.2 million for the year ended December 31, 2019. The increase was driven by higher salaries and benefits of $23.9 million, occupancy costs of $8.2 million, marketing expenses of $4.2 million, IT infrastructure costs of $3.2 million, and other costs of $5.3 million. These increases were incurred to support the continued growth of our business and expansion into other states.

Depreciation and amortization expense. Depreciation and amortization expense was $18.5 million for the year ended December 31, 2020, an increase of $11.7 million, or 171.2%, compared to $6.8 million for the year ended December 31, 2019. The increase was driven by purchases of new property and equipment to support the growth of our business as well as the addition of several new brand names, non-compete agreements, and payor relationships from our 2020 acquisitions.

Transaction costs and other. Transaction costs and other were $42.6 million for the year ended December 31, 2020, an increase of $25.4 million, or 148.3%, compared to $17.2 million for the year ended December 31, 2019. The increase was as a direct result of higher integration, legal, internal staff, and other professional fees incurred from our acquisition activities during 2020.

Fair value adjustment—contingent consideration. Fair value adjustment—contingent consideration was $0.1 million for the year ended December 31, 2020, a decrease of $2.7 million, or 97.7%, compared to $2.8 million for the year ended December 31, 2019. The decrease was due to a change in the fair value of contingent consideration due to sellers in connection with our acquisitions.

Management fees. Management fees were $0.9 million for the years ended December 31, 2020, an increase of $0.5 million, or 114.5%, compared to $0.4 million for the year ended December 31, 2019. The increase was due to higher fees for financial and management consulting services.

Other Expenses

	Years Ended December 31,
($ in thousands)	2020	2019	$ Change	% Change
Interest expense	$(34,002)	$(10,163)	$(23,839)	234.6%
Loss on extinguishment of debt	(23,277)	—	(23,277)	—%
Fair value adjustment—embedded derivative	(12,764)	—	(12,764)	—%
Other expenses	(450)	(250)	(200)	80%

Interest expense. Interest expense was $34.0 million for the year ended December 31, 2020, an increase of $23.8 million, or 234.6%, compared to $10.2 million for the year ended December 31, 2019. The increase was primarily driven by interest incurred on our higher outstanding borrowings under our credit facility to fund our acquisitions.

Loss on extinguishment of debt. Loss on extinguishment of debt was $23.3 million for the year ended December 31, 2020. The increase was due to the loss on extinguishment of debt related to the refinancing of Term Loan 1 and Term Loan 2 with Term Loan 3 in the fourth quarter of 2020, which included legal and prepayment fees and unamortized debt issuance costs related to Term Loan 1 and Term Loan 2 and a gain on the derecognition of the embedded derivative related to Term Loan 2.

Fair value adjustment—embedded derivative. Fair value adjustment—embedded derivative was $12.8 million for the year ended December 31, 2020. The increase was due to the change in the fair value of the embedded derivative related to Term Loan 2.

Other expenses. Other expenses were $0.5 million for the year ended December 31, 2020, an increase of $0.2 million, or 80.0%, compared to $0.3 million for the year ended December 31, 2019.

Liquidity and Capital Resources

General

To date, we have financed our operations principally from notes payable, term loan borrowings and a revolving credit facility. As of March 31, 2021 and December 31, 2020, we had cash, cash equivalents and restricted cash of $6.6 million and $33.8 million, respectively. Our cash, cash equivalents and restricted cash primarily consist of highly liquid investments in money market funds and cash. Since our inception, we have generated significant operating losses from our operations as reflected in our accumulated deficit of $110.4 million as of March 31, 2021 and negative cash flows from operations.

We expect to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to continue to make in acquisitions, expansion of operations, and due to additional selling, general and administrative costs we expect to incur in connection with operating as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

After completion of this offering, the Company will be a holding company with no material assets other than its ownership of the PCIH Common Units and its managing member interest in PCIH. As a result, we will have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of PCIH and the distributions it receives from PCIH. Deterioration in the financial condition, earnings or cash flow of PCIH for any reason could limit or impair PCIH’s ability to pay such distributions. Additionally, to the extent that we need funds and PCIH is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or PCIH is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition. We anticipate that the distributions we will receive from PCIH may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A common stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. See the section entitled “Shareholder Proposal 2: The Business Combination Proposal — Certain Agreements Related to the Business Combination — Second Amended and Restated Limited Liability Company Agreement.”

Dividends on our common stock, if any, will be paid at the discretion of our Board, which will consider, among other things, our available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by PCIH, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our stockholders. In addition, PCIH is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of PCIH (with certain exceptions) exceed the fair value of its assets. PCIH’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to PCIH. If PCIH does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.

Under the terms of the Tax Receivable Agreement, we generally will be required to pay to the Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, we generally will be required to pay to Jaws Sponsor LLC, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. These payments are the obligation of the Company and not of PCIH. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or PCIH and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.

We believe that following the Closing of the Business Combination, our cash, cash equivalents and restricted cash will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, medical expenses, and the timing and extent of our expansion into new markets. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be adversely affected.

Cash Flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated.

	Years Ended December 31,		Three Months Ended March 31,
($ in thousands)	2020	2019	2021	2020
Net cash used in operating activities	$(9,235)	(15,465)	$(16,707)	(2,402)
Net cash used in investing activities	(268,366)	(90,784)	(9,699)	(59,193)
Net cash provided by/(used in) financing activities	282,216	132,038	(799)	35,878

Net increase/(decrease) in cash, cash equivalents and restricted cash	4,615	25,789	(27,205)	(25,717)
Cash, cash equivalents and restricted cash at beginning of year	29,192	3,403	33,807	29,192

Cash, cash equivalents and restricted cash at end of period	$33,807	$29,192	$6,602	$3,475

Operating Activities

For the three months ended March 31, 2021, net cash used in operating activities was $16.7 million, an increase of $14.3 million compared to net cash used in operating activities of $2.4 million for the three months ended March 31, 2020. Significant changes impacting net cash used in operating activities were as follows:

•	Net loss for the three months ended March 31, 2021 of $10.5 million compared to net loss for the three months ended March 31, 2020 of $2.2 million;

•

Increases in accounts receivable, net of $11.2 million for the three months ended March 31, 2021 compared to increases in accounts receivable, net for the three months ended March 31, 2020 of $7.2 million due to the addition of new contracts from our acquisitions after the first quarter of 2020 and increased member counts across existing providers which was partially offset by the assumption of service provider liabilities from those acquisitions; and

•

Increase in accounts payable and accrued expenses for the three months ended March 31, 2021 of $4.0 million compared to increases in accounts payable and accrued expenses for the three months ended March 31, 2020 of $0.2 million due to the addition of new third-party provider payments related to businesses acquired after the first quarter of 2020.

•

Increases in prepaid expenses and other current assets of $8.0 million for the three months ended March 31, 2021 compared to increases in prepaid expenses and other current assets for the three months ended March 31, 2020 of $1.1 million due to prepaid insurance payments.

For the year ended December 31, 2020, net cash used in operating activities was $9.2 million, a decrease of $6.3 million compared to net cash used in operating activities of $15.5 million for the year ended December 31, 2019. Significant changes impacting net cash used in operating activities were as follows:

•	Net loss for the year ended December 31, 2020 of $74.8 million compared to net loss for the year ended December 31, 2019 of $16.2 million;

•

Increases in accounts receivable, net of $27.5 million for the year ended December 31, 2020 compared to increases in accounts receivable, net for the year ended December 31, 2019 of $21.8 million due to the addition of new contracts from our 2020 acquisitions and increased member counts across existing providers which was partially offset by the assumption of service provider liabilities from our 2020 acquisitions; and

•

Increase in accounts payable and accrued expenses for the year ended December 31, 2020 of $19.1 million compared to increases in accounts payable and accrued expenses for the year ended December 31, 2019 of $6.0 million due to the addition of new third-party provider payments related to businesses acquired in 2020.

Investing Activities

For the three months ended March 31, 2021, net cash used in investing activities was $9.7 million, a decrease of $49.5 million compared to net cash used in investing activities of $59.2 million for the three months ended March 31, 2020. Significant changes impacting net cash used in investing activities were as follows:

•	Increase in purchases of property and equipment for the three months ended March 31, 2021 of $2.6 million compared to an increase of $2.7 million for the three months ended March 31, 2020;

•	Increase in cash used for acquisitions of subsidiaries for the three months ended March 31, 2021 of $0.9 million compared to an increase of $55.2 million for the three months ended March 31, 2020; and

•	Decrease in due to sellers for the three months ended March 31, 2021 of $6.2 million compared to a decrease of $1.4 million for the three months ended March 31, 2020.

For the year ended December 31, 2020, net cash used in investing activities was $268.4 million, an increase of $177.6 million compared to net cash used in investing activities of $90.8 million for the year ended December 31, 2019. Significant changes impacting net cash used in investing activities were as follows:

•	Increase in purchases of property and equipment for the year ended December 31, 2020 of $12.1 million compared to an increase of $9.3 million for the year ended December 31, 2019;

•	Increase in cash used for acquisitions of subsidiaries for the year ended December 31, 2020 of $207.6 million compared to an increase of $83.4 million for the year ended December 31, 2019; and

•	Decrease in due to sellers for the year ended December 31, 2020 of $53.2 million compared to an increase of $1.9 million for the year ended December 31, 2019.

Financing Activities

Net cash used in financing activities was $0.8 million during the three months ended March 31, 2021, a decrease of $36.7 million compared to net cash provided by financing activities of $35.9 million during the three months ended March 31, 2020. Significant changes impacting net cash used in and provided by financing activities were as follows:

•	No contributions from the Seller for the three months ended March 31, 2021 as compared to contributions of $10.6 million for the three months ended March 31, 2020;

•	No proceeds from long-term debt for the three months ended March 31, 2021 as compared to proceeds of $20.0 million for the three months ended March 31, 2020; and

•	No proceeds from the revolving credit facility for the three months ended March 31, 2021 as compared to proceeds of $4.0 million for the three months ended March 31, 2020.

Net cash provided by financing activities was $282.2 million and $132.0 million during the years ended December 31, 2020 and 2019, respectively, an increase of $150.2 million. Significant changes impacting net cash provided by financing activities were as follows:

•	Increase in contributions from the Seller for the year ended December 31, 2020 of $103.0 million compared to an increase of $60.7 million for the year ended December 31, 2019; and

•	Increase in proceeds from long-term debt for the year ended December 31, 2020 of $664.1 million compared to an increase of $76.2 million for the year ended December 31, 2019;

•	Offset by increase in distributions to the Seller for the year ended December 31, 2020 of $106.1 million compared to an increase of $1.2 million for the year ended December 31, 2019;

•	Offset by increase in payments of debt for the year ended December 31, 2020 of $318.8 million compared to an increase of $2.0 million for the year ended December 31, 2019; and

•	Offset by increase in prepayment fees on extinguishment of debt of $28.0 million for the year ended December 31, 2020 compared to no prepayment fees for the year ended December 31, 2019.

Contractual Obligations and Commitments

Our principal commitments consist of obligations under operating and capital leases for our centers and equipment and repayments of long-term debt on notes payable and equipment loans.

The following table summarizes our contractual obligations as of March 31, 2021:

	Payments due by Period
($ in thousands)	Remainder of 2021	2022	2023	2024	2025	Thereafter	Total
Notes Payable (1)	$3,600	$4,800	$4,800	$4,800	$4,800	$456,000	$478,800
Capital lease obligations	904	1095	763	457	31	—	3,250
Operating lease obligations	8,239	11,481	10,189	8,585	7,079	21,136	66,709
Equipment loans	—	43	127	853	87	—	1,110

Total	$12,743	$17,419	$15,879	$14,695	$11,997	$477,136	$549,869

(1)	Represents amounts related to the Term Loans under the Credit Facility.

Additionally, we have amounts due to sellers in connection with our historical acquisitions of approximately $34.8 million as of March 31, 2021 that are due within the next twelve months.

Off-Balance Sheet Financing Arrangements

We did not have any off-balance sheet arrangements as of March 31, 2021.

Litigation

We are exposed to various asserted and unasserted potential claims encountered in the normal course of business. We believe that the resolution of these matters will not have a material effect on our consolidated financial position or the results of operations.

Non-GAAP Financial Metrics

The following discussion includes references to EBITDA and Adjusted EBITDA which are non-GAAP financial measures. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, our non-GAAP financial measures may not be directly comparable to those of other companies.

By definition, EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to add back the effect of certain expenses, such as stock-based compensation expense, de novo losses (consisting of losses incurred in the twelve months after the opening of a new facility), acquisition transaction costs (consisting of transaction costs, fair value adjustments to contingent consideration, management fees and corporate development payroll costs), restructuring and other charges, fair value adjustments to an embedded derivative, and loss on extinguishment of debt. Adjusted EBITDA is a key measure used by our management to assess the operating and financial performance of our health centers in order to make decisions on allocation of resources.

The presentation of non-GAAP financial measures also provides additional information to investors regarding our results of operations and is useful for trending, analyzing and benchmarking the performance and value of our business. By excluding certain expenses and other items that may not be indicative of our core business operating results, these non-GAAP financial measures:

•

allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•	provide better transparency as to the measures used by management and others who follow our industry to estimate the value of our company; and

•

allow investors to view our financial performance and condition in the same manner that our significant lenders and landlords require us to report financial information to them in connection with determining our compliance with financial covenants.

Our use of EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•

although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) net interest expense/income; and

•	other companies, including companies in our industry, may calculate EBITDA and/or Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including net income, cash flow metrics and our GAAP financial results.

The following table provides a reconciliation of net loss from operations to non-GAAP financial information:

	Years ended December 31,		Three Months Ended March 31,
($ in thousands)	2020	2019	2021	2020
Net loss	$(74,774)	$(16,215)	$(10,470)	$(2,188)
Interest income	(320)	(319)	(1)	(79)
Interest expense	34,002	10,163	10,626	3,665
Income tax expense/(benefit)	651	—	714	(12)
Depreciation and amortization expense	18,499	6,822	5,846	3,384

Reported EBITDA	$(21,942)	$451	$6,715	$4,770

Stock-based compensation	528	182	71	54
De novo losses	8,662	5,523	5,512	1,392
Acquisition transaction costs (1)	43,973	20,754	10,103	6,519
Restructuring and other	2,435	299	411	185
Change in fair value of embedded derivative	12,764	—	—	—
Loss on extinguishment of debt	23,277	—	—	—

Adjusted EBITDA	$69,697	$27,209	$22,811	$12,920

(1)

Acquisition transaction costs included $864 and $67 of corporate development payroll costs for the three months ended March 31, 2021 and 2020, respectively, and $388 and $326 of corporate development payroll costs for the years ended December 31, 2020 and 2019, respectively.

We experienced a 40.8% increase in EBITDA and a 76.5% increase in our Adjusted EBITDA between the three months ended March 31, 2021 and March 31, 2020. This was primarily related to our 2020 acquisition activity.

We experienced a 4,965.2% decrease in EBITDA and a 156.2% increase in our Adjusted EBITDA between the year ended December 31, 2020 and December 31, 2019. This was primarily related to our 2020 acquisition activity.

JOBS Act

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

The accompanying consolidated financial statements include the accounts of PCIH, its wholly-owned subsidiary Cano Health, LLC (“Cano”), and Cano’s subsidiaries which include Complete Medical Billing and Coding Services, LLC, Physicians Partners Group Merger, LLC, Physicians Partners Group of FL, LLC, PPG Puerto Rico Blocker, Inc., Physicians Partners Group Puerto Rico, LLC, Cano Health of Florida, LLC, Comfort Pharmacy, LLC, Belen Pharmacy Group, LLC, Comfort Pharmacy 2, LLC, Cano Health of West Florida, LLC, Cano Medical Center of West Florida, LLC, CH Dental Administrative Services, LLC., Cano Belen, LLC, Cano Occupational Health, LLC, Cano PCP Wound Care, LLC, American Choice Healthcare, LLC, Cano PCP, LLC, IFB Pharmacy, LLC, Cano Health of Florida, LLC, Cano PCP MSO, LLC, and Cano HP MSO, LLC.

Included in our consolidated results are variable interest entities Cano Health Texas, PLLC and Cano Health Nevada, PLLC. All material intercompany accounts and transactions have been eliminated in consolidation.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 2 “Summary of Significant Accounting Policies” to our consolidated financial statements included elsewhere in this Form 8-K for more detailed information regarding our critical accounting policies.

Revenue

Revenue consists primarily of fees for medical services provided under capitated arrangements with health maintenance organizations’ (“HMOs”) health plans. Capitated revenue also consists of revenue earned through Medicare Advantage as well as through commercial and other non-Medicare governmental programs, such as Medicaid, which is captured as other capitated revenue. As we control the healthcare services provided to enrolled members, we act as the principal and the gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Additionally, since contractual terms across these arrangements are similar, we group them into one portfolio.

Capitated revenues are recognized in the month in which we are obligated to provide medical care services. The transaction price for the services provided is variable and depends upon the terms of the arrangement provided by or negotiated with the health plan and include PMPM rates that may fluctuate. The rates are risk adjusted based on the health status (acuity) of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the CMS.

Third-Party Medical Costs

Third-party medical costs primarily consist of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. Provider costs are accrued based on date of service to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Actual claims expense will differ from the estimated liability due to factors in estimated and actual member utilization of health care services, the amount of charges, and other factors. Liabilities for IBNR are estimated using standard actuarial methodologies, including our accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated, however, as the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts and these differences may be material.

We have included IBNR claims of approximately $38.0 million and $54.5 million on our balance sheet as of March 31, 2021 and December 31, 2020, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. We test goodwill for impairment annually on October 1st or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale, disposition of a significant portion of the business or other factors. Goodwill is evaluated for impairment at the reporting unit level and we have identified a single reporting unit.

ASC 350, Intangibles—Goodwill and Other (“ASC 350”) allows entities to first use a qualitative approach to test goodwill for impairment by determining whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. When we perform the quantitative goodwill impairment test, we compare the fair value of the reporting unit, which we primarily determine using an income approach based on the present value of expected future cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss. There was no impairment to goodwill during the year ended December 31, 2020 and the year ended December 31, 2019. Additionally, there was no impairment to goodwill during the three months ended March 31, 2021 and March 31, 2020.

Our intangibles consist of trade names, brand, non-compete, and customer, payor, and provider relationships. We amortize intangibles using the straight-line method over the estimated useful lives of the intangible, which ranges from 1 through 20 years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.

The determination of fair values and useful lives require us to make significant estimates and assumptions. These estimates include, but are not limited to, future expected cash flows from acquired capitation arrangements from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.

Equity-Based Compensation

ASC 718, Compensation—Stock Compensation (“ASC 718”) requires the measurement of the cost of the employee services received in exchange for an award of equity instruments based on the grant-date fair value or, in certain circumstances, the calculated value of the award. Under our unit-based incentive plan, we may reward employees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions. We have elected to account for forfeitures as they occur. We use the Black-Scholes pricing option model to estimate the fair value of each award as of the grant date.

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements “Summary of Significant Accounting Policies—Recent Accounting Pronouncements” for more information.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.

Interest Rate Risk

As of March 31, 2021 and December 31, 2020, we had cash, cash equivalents and restricted cash of $6.6 million and $33.8 million, respectively, which are held for working capital purposes. We do not make investments for trading or speculative purposes.

As of March 31, 2021 and December 31, 2020, the total amount of outstanding debt under Term Loan 3 was $478.8 million and $480.0 million, respectively. Term Loan 3 consists of an Initial Term Loan, Delayed Drawdown Term Commitments and an Initial Revolving Facility. As of March 31, 2021, the current stated interest rate for the Initial Term Loan and Initial Revolving Facility is 5.5%. The effective interest rate for the Initial Term Loan is 6.2%. Term Loan 3 borrowings are subject to interest at a rate per annum equal to (1) the LIBOR Rate for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus (2) the applicable rate of 4.75%.

Inflation Risk

Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.